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                                                                    Exhibit 4(h)

                       THE GUARANTEE LIFE COMPANIES INC.
                         1994 LONG TERM INCENTIVE PLAN
                      NONQUALIFIED STOCK OPTION AGREEMENT


      NONQUALIFIED STOCK OPTION AGREEMENT, dated as of December 26, 1995, between The Guarantee Life Companies Inc., a Delaware corporation ("Guarantee"), and _________, under the 1994 Long Term Incentive Plan, as the same may be amended from time to time (the "Plan").

      1.  Confirmation of Grant; Option Price.  Guarantee hereby confirms the
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grant to you, effective as of the date hereof (the "Grant Date"), of options
(the "Options") to purchase 128,341 shares of Guarantee's Common Stock, par value $.01 per share ("Common Stock") at an option price of $13.00 per share (the "Option Price"). The Options are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. This Agreement is subject in all respects to the terms of the Plan, which are made a part of and incorporated into this Agreement. Terms used in this Agreement with initial capital letters, but not defined herein, shall have the same meanings as under the Plan.

      2.  Exercisability.  Except as otherwise provided in this Agreement, the
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Options shall become exercisable, subject to the provisions hereof, in 25%
installments, with the first installment becoming exercisable on the second anniversary of the Grant Date, and with an additional 25% becoming exercisable on each of the third, fourth and fifth anniversaries of the Grant Date, provided
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that 100% of such Options shall become exercisable under the circumstances described in Section 5(a). Unless an earlier termination date is specified in accordance with Section 4, the Options shall terminate on the tenth anniversary of the Grant Date (the "Normal Expiration Date").

      3.  Method of Exercise and Payment.  You may exercise any portion of the
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Options that has become exercisable by (i) written notice of exercise to the secretary and (ii) either (A) paying the exercise price in full in cash or cash equivalents, including by personal check, or (B) entering into other arrangements with Guarantee to ensure payment of the exercise price. The exercise price may also be paid in whole or in part in shares of Common Stock held by you for at least six months, based on the Fair Market Value of such Common Stock on the date of exercise. As soon as practicable after receipt of a written exercise notice and payment of the exercise price of any exercisable Options, Guarantee shall deliver to you a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof. In the event that the Committee shall determine that any certificates issued under this Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

      4.  Termination of Employment.  (a)  Death or Disability.  In the event
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that your employment with Guarantee and each of its Subsidiaries terminates by reason of your death or Disability, then 100% of the Options shall be exercisable as of the date of such termination, and such Options may be exercised by you or your beneficiary as designated in accordance with Section 9, at any time on or before the earlier to occur of (i) the Normal Expiration Date or (ii) the day before the first anniversary of your termination of employment.

      (b)  Retirement.  In the event that your employment with Guarantee and
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each of its Subsidiaries terminates more than six months after the Grant Date by reason of your Retirement, then 100% of the Options shall be exercisable as of the date of such termination, and such Options may be exercised by you at any time prior to the earlier to occur of (i) the Normal Expiration Date or (ii) the day before the third anniversary of your termination of employment.
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      (c)  Termination for Cause.  In the event that your employment with
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Guarantee and each of its Subsidiaries is terminated for Cause, all of your unexercised Options (whether or not then exercisable) shall terminate and be canceled immediately upon such termination of employment.

      (d)  Other Termination of Employment.  Unless otherwise determined by the
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Committee, in the event that your employment with Guarantee and each of its
Subsidiaries terminates for any reason other than (i) your death or Disability,
(ii) your Retirement or (iii) for Cause, then all of your unexercised Options (whether or not then exercisable) shall terminate and be canceled immediately upon such termination of employment.

      (e)  Forfeiture of Options.  If, after your termination of employment, the
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Committee determines that, either during or after your employment by Guarantee or one of its Subsidiaries, you engaged in conduct that (i) would have permitted Guarantee or any of its Subsidiaries to terminate your employment for Cause had you still been employed or (ii) otherwise results in damage to the business or reputation of Guarantee or any of its Subsidiaries, all of the Options that are still outstanding at the time of such determination shall immediately terminate and be canceled immediately upon such determination by the Committee. Upon such a determination by the Committee, Guarantee may disregard any attempted exercise of the Options by notice delivered prior to such determination, if, at such time, Guarantee had not completed the steps necessary to effect such exercise. In such case, Guarantee shall only be obligated to return to you any amounts or shares of Common Stock remitted in order to exercise such Options.

      (f)  Noninterference with Employees.  For one year after your termination
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for any reason from employment with Guarantee or any of its Subsidiaries, you agree that you will not directly or indirectly recruit, hire, solicit or encourage any employee of Guarantee or any of its Subsidiaries to leave her/his employment with Guarantee or any of its Subsidiaries.

      5.  Change in Control.  (a)  Accelerated Vesting and Payment.  Unless the
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Committee shall otherwise determine in the manner set forth in Section 5(b), in the event of a Change in Control each Option (regardless of whether such Options are at such time otherwise exercisable) shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the then Fair Market Value over the Option Price.

      (b)  Alternative Options.  Notwithstanding Section 5(a), no cancellation,
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acceleration of exercisability, vesting or cash settlement or other payment shall occur with respect to any Option if the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Option shall be honored or assumed, or new right substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an "Alternative Option"), provided that any such Alternative Option must:
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     (i)  provide you with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

     (ii) have substantially equivalent economic value to such Option (determined at the time of the Change in Control); and

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        (iii)  have terms and conditions which provide that in the event that your employment is involuntarily or constructively terminated within two years following a Change in Control, any conditions on your rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Option shall be waived or shall lapse.

      6.  Tax Withholding.  Whenever Common Stock is to be issued pursuant to
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the exercise of an Option, Guarantee shall have the power to withhold, or require you to remit, an amount sufficient to satisfy Federal, state, and local withholding tax requirements relating to such transaction, and Guarantee may defer payment of cash or issuance of Common Stock until such requirements are satisfied. The Committee may permit you to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Common Stock otherwise issuable upon the exercise of an Option withheld or (ii) to deliver to Guarantee previously acquired shares of Common Stock having a Fair Market Value as of the date of exercise sufficient to satisfy all or part of your estimated total Federal, state, and local tax obligation associated with the transaction.

      7.  Nontransferability of Awards.  No Options granted hereby may be sold,
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transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Options shall be exercisable during your lifetime solely by you. Following your death, all rights with respect to Options shall be exercised by your designated beneficiary (or, if applicable, your estate).

      8.  Beneficiary Designation.  You may from time to time name any
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beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under this Agreement is to be exercised in case of your death. Each designation will revoke all prior designations, shall be in a form reasonably acceptable to Guarantee, and will be effective only when filed in writing with the Committee during your lifetime.

      9.  Adjustment of the Number of Option Shares.  The number, class and
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exercise price of any outstanding Options (and the number of shares of Common
Stock subject to outstanding Options), shall be adjusted by the Committee if, in its sole discretion, it shall deem such an adjustment to be necessary or appropriate to reflect any Common Stock dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of Guarantee.

      10.  Requirements of Law.  The issuance of shares of Common Stock pursuant
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to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the federal securities laws and any applicable state securities laws.

      11.  No Guarantee of Employment.  Nothing in this Agreement shall
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interfere with or limit in any way the right of Guarantee or any of its
Subsidiaries to terminate your employment at any time, or confer upon you any right to continue in the employ of Guarantee or any Subsidiary.

      12.  No Voting Rights.  You shall have no right, in respect of Options
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granted hereby, to vote on any matter submitted to Guarantee stockholders until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued.

      13.  Interpretation; Construction.  Any determination or interpretation by
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the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

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      14.  Amendments.  The Committee shall have the right, in its sole
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discretion, to amend this Agreement, from time to time, provided that no such amendment shall impair your rights under this Agreement without your consent. Subject to the preceding sentence, any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. Guarantee shall give written notice to you of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended in a written document signed by both you and Guarantee.

      15.  Miscellaneous.  (a)  Notices.  All notices and other communications
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required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to Guarantee or you, as the case may be, at the following addresses or to such other address as Guarantee or you shall specify by notice to the other party:

      (i)  if to Guarantee, to:
           The Guarantee Life Companies Inc.
           Guarantee Centre
           8801 Indian Hills Drive
           Omaha, Nebraska  68114
           Attention:  Secretary
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      (ii) if to you, to the address recorded on the books and records of
Guarantee.

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

      (b)  Applicable Law.  This Agreement shall be governed by and construed in
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accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

      (c)  Section and Other Headings.  The section and other headings contained
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in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, Guarantee and you have duly executed this Agreement as of the date first above written.


                                THE GUARANTEE LIFE COMPANIES INC.

                                By: ___________________________________
                                    Richard A. Spellman
                                    Senior Vice President


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